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                                                                   EXHIBIT 10.15

November 1, 1999



Mark Garrett
19664 Charters Avenue
Saratoga, CA 95070

Dear Mark,

We are pleased to offer you employment with Fogdog, Inc. (hereinafter "Fogdog") as VP Finance, with a start date of November 15th, 1999. The transition to Chief Financial Officer will be completed by the next quarterly earning date.

The terms and commitments of your employment with Fogdog are as follows:

1.  You will be employed to work full time and exclusively for the Company.

2.  Salary.  Base salary of $20,000 per month, which is equal to $240,000 per
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    year.

3.  Bonus.  You will have the opportunity to earn a bonus in addition to your
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    base salary. Performance targets to earn the bonus are as attached to this agreement. The target for the bonus is 20% of your salary with the opportunity to earn more through performance accelerators. You must be employed by Fogdog at the time the bonus is payable to be eligible to receive the bonus.

4.  Stock Options.  Subject to approval by the Board of Directors of Fogdog, we
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    are pleased to offer you participation within Fogdog's stock option plan at a level of 465,000 common ISO shares. Options are vested over four years, with 58,125 options vesting at the end of the first six months and monthly vesting in equal increments of 9,687 options thereafter.

    The exercise price will be at FMV as determined by the Board of Directors after your start date. Current FMV is $4.50 per share.

    In the event of an acquisition (Corporate Transaction) of the company during the first twelve months of employment, twelve months' of options, to the extent outstanding at that time but not otherwise fully exercisable, shall automatically accelerate. No such acceleration shall occur if i) the options are assumed by any successor corporation or ii) such acceleration would impact any pooling of interest. In event ii) the accelerated option would be replaced with a cash incentive which preserves the spread existing on the unvested option at the time of the Corporate Transaction (excess of fair market value of such option over the aggregate exercise price payable).

5.  Health Benefits. For the duration of employment, you shall be entitled to
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    participate in the Company's health insurance, life insurance and disability insurance plans to the extent permitted by law, that may from time to time be adopted by the Board.

6.  401(k).  For the duration of employment, you are eligible to participate in
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    Fogdog's 401(k) Savings Plan. The Company reserves the right to amend, modify or terminate this benefit at any time for any reason.

7.  Vacation. You will accrue paid vacation days at a rate of one and one-half
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    (1.5) days per month of employment.

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8.  Family & Sick Leave.  You will accrue paid family and sick leave at a rate
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    of one-half day (1/2) per month of employment.

9.  At Will Employment. Your employment with Fogdog is at-will and can be
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    terminated or modified at any time, with or without cause, at the option of either you or Fogdog. This provision may be modified only in writing, signed by the CEO of the company.

    Except as otherwise provided herein, upon the termination of your employment with Fogdog you shall immediately cease to accrue salary, vacation, benefits, vesting of stock options and all other compensation. If employment is terminated for reasons other than cause, you will be entitled to a 6 month severance package (salary and benefits only).

10.  Expense Reimbursement.   Corporate travel and other company-related
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     expenses incurred by you on your personal accounts shall be reimbursed.
     Those expenses plus any travel and company-related expenses incurred on any Fogdog company account are to be approved by your direct supervisor prior to event.

11.  Confidentiality.   For the duration of employment and after any termination
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     of employment, you will keep all Cedro information confidential and proprietary, including but not limited to, new product development, business practices, and corporate initiatives. In any case, Fogdog will, at its sole discretion, provide written authorization to allow you to reveal such information. You may be asked to sign additional confidentiality documentation.

If this offer of employment is acceptable to you, please sign a copy of this letter and return it to me no later than 5:00pm PST, November 3rd, 1999.

Best Regards,

/s/ Tim Harrington

Tim Harrington
Chief Executive Officer


I accept your offer of employment as outlined in this letter.

Signature                          Date

    /s/ Mark Garrett
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       Mark Garrett